Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 13, 2009 on the consolidated balance sheet of Campbell & Company, Inc. as of December 31, 2008, which appears in such Prospectus. We also consent to the statements with respect to us as appearing under the heading “Experts” in the Prospectus.
/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.
Hunt Valley, Maryland
December 18, 2009